EXHIBIT 10.2

TRANSGENOMIC, INC. 2006 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is effective October 4, 2013 (the “Grant Date”) by and between Transgenomic, Inc., a Delaware corporation (the “Company”) and Paul Kinnon (“Grantee”).

WHEREAS, the Company sponsors and maintains the Transgenomic, Inc. 2006 Equity Incentive Plan (the “Plan”); and

WHEREAS, Grantee, as an Eligible Person, has been selected to receive a grant of Incentive Stock Options under the Plan.

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

Section 1. General. This Agreement and the Incentive Stock Options granted hereunder are subject in all respects to the terms and conditions of the Plan. Capitalized terms used in this Agreement without further definition shall have the same meanings given to such terms in the Plan.

Section 2. Grant of Options. The Company hereby awards to Grantee, as of the Grant Date, Incentive Stock Options (the “Options”) equating to 2,150,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”). The Options have an exercise price of $[●] per share (the “Exercise Price”), which is no less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

Section 3. Vesting & Duration. Options may not be exercised until they are vested, and shall vest as follows: 716,666 Options shall vest on the one-year anniversary of the Grant Date, with 59,722 Options vesting per month over the next 23 months and 59,728 Options vesting on the three-year anniversary of the Grant Date, in each case provided that Grantee remains continuously employed with (or is providing continued service to) the Company through the applicable vesting date, inclusive; and provided further that if the Company terminates Grantee’s employment without Cause, or if Grantee terminates his employment with the Company for Good Reason (each as defined under that certain Employment Agreement, effective October 1, 2013, by and between the Company and Grantee (as may be amended or restated from time to time)) prior to the one-year anniversary of the Grant Date, a total of 716,666 Options shall be deemed automatically vested.

These Options shall be exercised during such term only in accordance with the terms of the Plan.

Notwithstanding the foregoing, Grantee’s Options will become 100% vested in the event of Grantee’s Termination of Service as a result of Grantee’s Disability, death or Retirement, provided that Grantee has continuously served as a director, employee or Advisor of the Company for the two-year period immediately preceding Grantee’s Termination of Service. Any fraction of a share that becomes exercisable on any date will be rounded down to the next lowest whole number and any fraction of a share shall be added to the portion of the Option becoming exercisable on the following vesting date.

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Section 4. Term of Options. The Options hereunder will expire ten years following the Grant Date. Notwithstanding the foregoing, Options will terminate earlier as provided below.

(a) Termination of Service. Upon Grantee’s Termination of Service by the election of the Company for any reason other than Grantee’s death, Retirement or Disability (other than for Cause), Grantee may exercise an Option at any time within ninety days from Grantee’s Termination of Service, but only to the extent that, as of the date of Grantee’s Termination of Service, Grantee’s right to exercise the Options has vested and Grantee has not previously exercised the Options. Any Option unexercised following such period shall be forfeited as of the expiration date of such period. Notwithstanding the foregoing, if Grantee suffers a Termination of Service for Cause or the Termination of Service occurs by the election of Grantee (other than an election because of death, Disability or Retirement), Grantee’s unexercised Options as of the date of his or her Termination of Service shall be cancelled and forfeited as of such date.

(b) Death, Retirement or Disability. Upon Grantee’s Termination of Service by reason of Grantee’s death, Retirement or Disability, or if Grantee dies with exercise rights under Section 4(a) above, Grantee (or his or her beneficiary in the case of death) may exercise the Options at any time within 12 months from Grantee’s Termination of Service, but only to the extent that, at the date of Termination of Service, Grantee’s right to exercise the Options has vested and Grantee has not previously exercised the Options. Any Options unexercised following such period shall be forfeited as of the expiration date of such period.

Section 5. Exercise of Stock Options. Subject to the provisions hereof, including Section 3, this Option may be exercised in whole or in part at any time, within the period permitted for the exercise thereof, with respect to whole shares only. To exercise this Option, Grantee or the Successor of the Participant must give written notice of intent to exercise this Option with respect to a specified number of shares delivered to the Company at its principal office and payment in full to the Company at said office of the amount of the Exercise Price for the number of shares with respect to which this Option is being exercised. The Company will determine the amount of any applicable taxes which require withholding as a result of the exercise, and Grantee must provide for such taxes as required by Section 10 hereof and the Plan.

Section 6. Payment. Payment of the Exercise Price shall be in cash; provided, however, the Compensation Committee, in its sole and absolute discretion, may permit Grantee to pay for shares to be acquired by exercise under an Option in any combination of cash and the transfer and delivery to the Company of stock of the Company having a Fair Market Value on the date of exercise of the Option at least equal to the Exercise Price. Grantee shall also pay the amount of any Federal, state or local taxes required to be withheld at the time of issuance of Common Stock hereunder. If no such taxes are required to be withheld at the time of such issuance, Grantee hereby agrees to pay to the Company the amount of such taxes, if any, thereafter required to be withheld by the Company.

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Section 7. Issuance of Shares. Following exercise of any portion of this Option, payment of any applicable taxes and satisfaction of any other terms and conditions of this Agreement or the Plan, the Company will issue the number of shares of Common Stock purchased under this Option. Grantee or the Successor of the Participant has no right or any privilege of a shareholder of the Company in respect of any shares issuable on the exercise of this Option unless and until such shares have been recorded on the Company’s official shareholder records as having been issued and transferred.

Section 8. Special Rules of Incentive Stock Options. A grant of an Option hereunder shall be treated as an incentive stock option pursuant to Section 422 of the Internal Revenue Code. Grantee acknowledges that the tax treatment of shares subject to an incentive stock option or any events or transaction with respect thereto may be dependent upon various factors or events which are not determined by the Plan or this Agreement. For example, shares acquired by Grantee by exercise of this Option within two years from the date of this Agreement or one year from the date such Incentive Stock Option is exercised shall result in disqualification of incentive stock option tax treatment. If an Incentive Stock Option fails to meet the requirements of Section 422 of the Code, it shall automatically be redesignated as a Nonqualified Stock Option for federal income tax purposes. The Company makes no representations with respect to and hereby disclaims all responsibility as to such tax treatment. Grantee should consult his or her own tax advisor as to the tax treatment of an Incentive Stock Option.

Grantee further acknowledges that an Incentive Stock Option will be deemed to be a Nonqualified Stock Option to the extent required by the $100,000 annual limitation under Internal Revenue Code Section 422(d) and Section 7.4(a) of the Plan.

Section 9. Nontransferability of Options. Except as the Company and Grantee may agree in accordance with Section 6.3 of the Plan, the Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of by Grantee in any manner other than by will or the laws of descent and distribution. No transfer of an Option by will or the laws of descent and distribution shall be effective to bind the Company unless the Company is furnished with written notice thereof and appropriate documentation evidencing the rights of any successor(s) of the Participant as the Compensation Committee deems necessary or desirable.

Section 10. Tax Treatment. By executing this Agreement, Grantee authorizes the Company to withhold, or Grantee agrees to pay to the Company, the full amount of all Federal, state and local taxes (including, but not limited to income, employment, FICA and/or Medicare taxes) applicable to any taxable income resulting from the exercise of rights pursuant to this Agreement and as permitted by Section 12.8 of the Plan.

Grantee acknowledges and accepts that exercise of Options hereunder may result in application of the Alternate Minimum Tax and that estate and/or other taxes may apply with respect to Options hereunder in the event of Grantee’s death. Grantee understands that he or she should seek his or her own tax advice regarding this Option and any rights hereunder.

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Section 11. Miscellaneous Provisions.

(a) No Retention Rights. Nothing in this Agreement shall confer upon Grantee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of Grantee, which rights are hereby expressly reserved by each, to terminate his or her employment or service at any time and for any reason, with or without cause.

(b) Antidilution. In the event that any change in the outstanding shares of Common Stock of the Company (including an exchange of Common Stock for stock or other securities of another corporation) occurs by reason of a Common Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate changes, other than for consideration received by the Company therefore, the number of shares of stock granted hereunder or the Exercise Price may be appropriately adjusted by the Compensation Committee in its sole and absolute discretion, whose determination shall be conclusive, final and binding; provided, however that fractional shares shall be rounded to the nearest whole share. In the event of any other change in the Common Stock, the Compensation Committee shall in its sole discretion determine whether such change equitably requires a change in the number or type of shares of stock granted hereunder or the Exercise Price and any adjustment made by the Compensation Committee shall be conclusive, final and binding.

(c) Determination of Value. The Company makes no representation as to the value of this Option or whether Grantee will be able to realize any profit from it.

(d) Plan. The provisions of the Plan are incorporated by reference into these terms and conditions. To the extent any provision of this Agreement conflicts with the Plan, the terms of the Plan shall govern. Grantee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the Plan and is familiar with the terms and provisions thereof. Grantee hereby accepts this Agreement and the terms of the Plan.

(e) Notices. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to Grantee at the address most recently provided by Grantee to the Company.

(f) Blackout Periods. In connection with certain corporate events, the Company reserves the right to designate periods during which Grantee may not exercise this Option.

(g) Entire Agreement; Amendments. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Compensation Committee shall have authority, subject to the express provisions of the Plan, to interpret this Agreement and the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to modify the terms and provisions of this Agreement, and to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem necessary or desirable to carry it into effect. All action by the Compensation Committee under the provisions of this paragraph shall be final, conclusive and binding for all purposes.

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(h) Change in Control. Unless provided otherwise in connection with the transaction resulting in the Change in Control, immediately preceding the occurrence of a Change in Control of the Company, Unvested Stock Options shall immediately vest in full and to the extent not expired or previously exercised become immediately exercisable.

(i) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.

(j) Successors. This Agreement is personal to Grantee and, except as otherwise provided above, shall not be assignable by Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Grantee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

(k) Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion hereof, which remaining provision or portion hereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion hereof eliminated.

(l) Headings. The headings and captions in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

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This Agreement is executed by the Company and Grantee as of the date and year first written above.

Transgenomic, INC.

By:
Name:	Rodney S. Markin, M.D., Ph.D.
Title:	Chairman of the Board of Directors

GRANTEE

Paul Kinnon

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